Exhibit 2.4
ARTICLES OF MERGER

1. RFS Merger Sub, LLC, a limited liability company organized under the laws of the State of Delaware ("Target"), is merging with and into RFS Pharma, LLC, a Georgia limited liability company ("RFS Pharma"), the surviving entity.

2. An agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with 18 Del § 209. The plan of merger has been duly authorized and approved by each constituent business entity in accordance with O.C.G.A. § 14-11-903.

3. The name of the surviving limited liability company is RFS Pharma, LLC.

4. The articles of organization of the surviving limited liability company shall be its articles and shall not be amended.

5. The executed agreement of merger or plan of merger is on file at the principal place of business and office of the surviving limited liability company, which address is 1860 Montreal Drive, Atlanta, GA 30084.

6. The merger shall be effective on the date and time this Certificate of Merger is filed with the Secretary of State.

7. A copy of the agreement of merger or plan of merger will be furnished by the surviving entity, on request and without cost, to any shareholder of any corporation or any member of any limited liability company that is party to the merger.

8. The surviving limited liability company agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for the enforcement of any obligation of Target. The surviving limited liability company irrevocably appoints the Delaware Secretary of State as its agent to accept service of process in any such action, suit or proceedings. The surviving limited liability company specifies 1860 Montreal Drive, Atlanta, GA 30084 as the address to which a copy of such process shall be mailed by the Delaware Secretary of State.

The duly authorized agent for RFS Pharma has executed this Certificate of Merger, effective as of November 24, 2014.

RFS PHARMA:
RFS Pharma, LLC

By: /s/ Raymond F. Schinazi
Raymond F. Schinazi, Operating Manager